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NIKE, INC. REPORTS FISCAL 2020 SECOND QUARTER RESULTS

BEAVERTON, Ore., Dec. 19, 2019 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2020 financial results for its second quarter ended November 30, 2019.

Revenue increased to $10.3 billion in the second quarter, up 10 percent on a reported basis and up 13 percent on a currency-neutral basis*, driven by strong growth across all geographies.

“In Q2, NIKE has proven again that innovation is our greatest competitive edge — turning athlete insights into breakthrough product and digital services, as we offer more choice to more consumers at an accelerated pace,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “Our entire NIKE team is fueling our current momentum, and I’ve never been more optimistic about the future of this company.”**

Diluted earnings per share for the quarter was $0.70, an increase of 35 percent driven primarily by strong revenue growth, gross margin expansion, selling and administrative expense leverage, a lower tax rate and a lower average share count.

“NIKE delivered another strong quarter of accelerating, high-quality growth, driven by strategic and targeted investment in our digital transformation,” said Andy Campion, Executive Vice President and Chief Financial Officer, NIKE, Inc. “As we deliver a relentless flow of innovation and scale NIKE’s digital advantage, we are positioned for even greater competitive separation and long-term shareholder value creation.”**

Second Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 10 percent to $10.3 billion, up 13 percent on a currency-neutral basis.

◦
Revenues for the NIKE Brand were $9.8 billion, up 12 percent on a currency-neutral basis driven by growth across wholesale and NIKE Direct; key categories including Sportswear, the Jordan Brand and Running, and continued growth across footwear and apparel.

◦	Revenues for Converse were $480 million, up 15 percent on a currency-neutral basis, mainly driven by double-digit growth in Asia and Europe, as well as through digital globally.

•
Gross margin increased 20 basis points to 44.0 percent primarily due to higher average selling prices and margin expansion in NIKE Direct and Converse, partially offset by impacts from higher product costs, primarily due to incremental tariffs in North America.

•
Selling and administrative expense increased 6 percent to $3.3 billion. Demand creation expense was $881 million, down 3 percent due primarily to a timing shift of investment in certain brand campaigns. Operating overhead expense increased 9 percent to $2.4 billion driven by continued investments in transformational capabilities, particularly in NIKE Direct and global operations.

•	The effective tax rate was 10.7 percent, compared to 15 percent for the same period last year, primarily due to a more favorable impact from stock-based compensation.

•
Net income increased 32 percent to $1.1 billion driven primarily by strong revenue growth, gross margin expansion, selling and administrative expense leverage and a lower tax rate, while diluted earnings per share increased 35 percent to $0.70 reflecting a nearly 2 percent decline in the weighted average diluted common shares outstanding.

November 30, 2019 Balance Sheet Review

•
Inventories for NIKE, Inc. were $6.2 billion, up 15 percent compared to the prior year period, reflecting strong consumer demand globally as well as a higher rate of on-time factory deliveries, and to a lesser extent, the impact from changes in foreign currency exchange rates.

•
Cash and equivalents and short-term investments were $3.5 billion, $539 million lower than last year as share repurchases, dividends, and investments in infrastructure more than offset proceeds from net income.

Share Repurchases

During the second quarter, NIKE, Inc. repurchased 10.1 million shares for approximately $922 million as part of the four-year, $15 billion program approved by the Board of Directors in June 2018. As of November 30, 2019, a total of 33.6 million shares had been repurchased under this program for approximately $2.9 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 19, 2019, to review fiscal second quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, January 9, 2020.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(In millions, except per share data)	11/30/2019	11/30/2018	Change	11/30/2019	11/30/2018	Change
Revenues	$10,326	$9,374	10%	$20,986	$19,322	9%
Cost of sales	5,782	5,269	10%	11,571	10,820	7%
Gross profit	4,544	4,105	11%	9,415	8,502	11%
Gross margin	44.0%	43.8%		44.9%	44.0%

Demand creation expense	881	910	-3%	1,899	1,874	1%
Operating overhead expense	2,443	2,232	9%	4,753	4,331	10%
Total selling and administrative expense	3,324	3,142	6%	6,652	6,205	7%
% of revenues	32.2%	33.5%		31.7%	32.1%

Interest expense (income), net	12	14	—	27	25	—
Other (income) expense, net	(41)	(48)	—	(74)	5	—
Income before income taxes	1,249	997	25%	2,810	2,267	24%
Income tax expense	134	150	-11%	328	328	0%
Effective tax rate	10.7%	15.0%		11.7%	14.5%

NET INCOME	$1,115	$847	32%	$2,482	$1,939	28%

Earnings per common share:
Basic	$0.71	$0.54	31%	$1.59	$1.22	30%
Diluted	$0.70	$0.52	35%	$1.56	$1.19	31%

Weighted average common shares outstanding:
Basic	1,560.6	1,581.4		1,561.5	1,587.7
Diluted	1,594.4	1,620.7		1,596.0	1,627.2

Dividends declared per common share	$0.245	$0.22		$0.465	$0.42

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	% Change
(Dollars in millions)	2019	2018
ASSETS
Current assets:
Cash and equivalents	$3,070	$3,423	-10%
Short-term investments	432	618	-30%
Accounts receivable, net	4,792	4,346	10%
Inventories	6,199	5,388	15%
Prepaid expenses and other current assets	1,876	1,791	5%
Total current assets	16,369	15,566	5%
Property, plant and equipment, net	4,668	4,588	2%
Operating lease right-of-use assets, net	2,882	—	—
Identifiable intangible assets, net	277	284	-2%
Goodwill	224	154	45%
Deferred income taxes and other assets	2,182	2,085	5%
TOTAL ASSETS	$26,602	$22,677	17%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6	$6	0%
Notes payable	300	9	—
Accounts payable	2,627	2,574	2%
Current portion of operating lease liabilities	431	—	—
Accrued liabilities	4,672	4,478	4%
Income taxes payable	228	211	8%
Total current liabilities	8,264	7,278	14%
Long-term debt	3,462	3,466	0%
Operating lease liabilities	2,723	—	—
Deferred income taxes and other liabilities	2,802	3,204	-13%
Redeemable preferred stock	—	—	—
Shareholders’ equity	9,351	8,729	7%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,602	$22,677	17%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2019	11/30/2018	Change		11/30/2019	11/30/2018	Change
North America
Footwear	$2,426	$2,245	8%	8%	$5,095	$4,800	6%	6%
Apparel	1,417	1,405	1%	1%	2,848	2,812	1%	1%
Equipment	139	132	5%	6%	332	315	5%	5%
Total	3,982	3,782	5%	5%	8,275	7,927	4%	4%
Europe, Middle East & Africa
Footwear	1,536	1,419	8%	12%	3,294	3,061	8%	12%
Apparel	897	794	13%	17%	1,766	1,624	9%	13%
Equipment	104	100	4%	8%	250	235	6%	11%
Total	2,537	2,313	10%	14%	5,310	4,920	8%	13%
Greater China
Footwear	1,247	1,022	22%	26%	2,411	1,980	22%	26%
Apparel	563	490	15%	18%	1,028	870	18%	23%
Equipment	37	32	16%	20%	87	73	19%	25%
Total	1,847	1,544	20%	23%	3,526	2,923	21%	25%
Asia Pacific & Latin America
Footwear	997	879	13%	19%	1,927	1,760	9%	15%
Apparel	410	360	14%	18%	766	692	11%	17%
Equipment	61	59	3%	9%	120	116	3%	10%
Total	1,468	1,298	13%	18%	2,813	2,568	10%	15%
Global Brand Divisions[2]	10	9	11%	6%	16	25	-36%	-36%
TOTAL NIKE BRAND	9,844	8,946	10%	12%	19,940	18,363	9%	11%
Converse	480	425	13%	15%	1,035	952	9%	11%
Corporate[3]	2	3	—	—	11	7	—	—
TOTAL NIKE, INC. REVENUES	$10,326	$9,374	10%	13%	$20,986	$19,322	9%	11%

TOTAL NIKE BRAND
Footwear	$6,206	$5,565	12%	14%	$12,727	$11,601	10%	13%
Apparel	3,287	3,049	8%	10%	6,408	5,998	7%	9%
Equipment	341	323	6%	8%	789	739	7%	10%
Global Brand Divisions[2]	10	9	11%	6%	16	25	-36%	-36%
TOTAL NIKE BRAND REVENUES	$9,844	$8,946	10%	12%	$19,940	$18,363	9%	11%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2019	11/30/2018	Change	11/30/2019	11/30/2018	Change
North America	$875	$884	-1%	$1,975	$1,961	1%
Europe, Middle East & Africa	510	450	13%	1,119	951	18%
Greater China	694	561	24%	1,363	1,063	28%
Asia Pacific & Latin America	377	321	17%	718	644	11%
Global Brand Divisions[2]	(872)	(826)	-6%	(1,729)	(1,644)	-5%
TOTAL NIKE BRAND[1]	1,584	1,390	14%	3,446	2,975	16%
Converse	90	44	105%	228	142	61%
Corporate[3]	(413)	(423)	2%	(837)	(825)	-1%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,261	1,011	25%	2,837	2,292	24%
Interest expense (income), net	12	14	—	27	25	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,249	$997	25%	$2,810	$2,267	24%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.